Exhibit 99.1

JOINT ACQUISITION STATEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:	September 23, 2025

Axislink Holding B.V.	HONGKONG YUNEXPRESS LOGISTICS LIMITED

/s/ Pengjun Luo	/s/ Guodong Peng
By:	By:
Name: Pengjun Luo	Name: Guodong Peng
Title: Director	Title: Director

Shenzhen Qianhai Yunexpress Logistics Co., Ltd.	Shenzhen YKD Technology Co., Ltd.

/s/ Bole Xia	/s/ Guodong Peng
By:	By:
Name: Bole Xia	Name: Guodong Peng
Title: Director	Title: Director

Fujian Zongteng Network Co., Ltd.	Zhoushan Juzong Investment Partnership Enterprise (Limited Partnership)

/s/ Wang Zuan	/s/ Wang Zuan
By:	By:
Name: Wang Zuan	Name: Wang Zuan
Title: Director	Title: Director

Wang Zhuan

/s/ Wang Zuan
By:
Name: Wang Zuan